Exhibit 5.20

CONSENT OF EXPERT

I, Hrayr Agnerian, of Scott Wilson Roscoe Postle Associates Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the report entitled “Technical Report on the Alhue Gold Project of Minera Florida Limitada, Chile”, as amended January 17, 2007 (the “Incorporated Information”).  I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ Hrayr Agnerian
Name:	Hrayr Agnerian, M.Sc. (Applied), Professional Geologist
Title:	Associate Consulting Geologist

Date: March 31, 2009